Exhibit 12



                            THE ALLSTATE CORPORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in millions)                                         For the three months
                                                             ended
                                                           March 31,               For the Year ended December 31,
                                                     ----------------------------------------------------------------

                                                       2003         2002           2002         2001         2000
                                                     ----------   ----------     ---------   -----------   ----------
1.    Income from continuing operations
      before income taxes, equity in net income of
      unconsolidated subsidiary, dividends on
      redeemable preferred securities of
      subsidiary trusts and cumulative
      effect of change in accounting principle            $871         $517        $1,540        $1,285       $3,047

2.    Dividends from less than 50% owned subsidiary          -            -             -             -            -
                                                     ----------   ----------     ---------   -----------   ----------

3.    Income from continuing operations before
      income taxes (1+2)                                  $871         $517        $1,540        $1,285       $3,047
                                                     ----------   ----------     ---------   -----------   ----------

      Fixed Charges:

4.    Interest on indebtedness                             $67          $69          $278          $248         $229

5.    Interest factor of annual rental expense              11           11            43            57           50
                                                     ----------   ----------     ---------   -----------   ----------

6.    Total fixed charges  (4+5)                           $78          $80          $321          $305         $279
                                                     ----------   ----------     ---------   -----------   ----------

7.    Dividends on redeemable preferred securities           5            5            15            63 69        59 63

8.    Total fixed charges and dividends on
      redeemable preferred securities (6+7)                $83          $85          $336          $374         $342
                                                     ----------   ----------     ---------   -----------   ----------

9.    Income from continuing operations before
      income taxes and fixed charges (3+6)                $949         $597        $1,861        $1,590       $3,326
                                                     ==========   ==========     =========   ===========   ==========

10.   Ratio of earnings to fixed charges before
      interest credited to contractholder funds           11.4 X        7.0 X         5.5 X         4.3 X        9.7 X
      (A)
                                                     ==========   ==========     =========   ===========   ==========

11.   Interest credited to contractholder funds           $453         $429        $1,764        $1,733       $1,503

12.   Total fixed charges including dividends on
      redeemable preferred securities and interest
      credited to contractholder funds (8+11)             $536         $514        $2,100        $2,107       $1,845
                                                     ----------   ----------     ---------   -----------   ----------

13.   Income from continuing operations before
      income taxes and fixed charges including
      interest credited to contractholder
      funds (3+6+11)                                    $1,402       $1,026        $3,625        $3,323       $4,829
                                                     ==========   ==========     =========   ===========   ==========

14.   Ratio of earnings to fixed charges (13/12)           2.6 X        2.0 X         1.7 X         1.6 X        2.6 X
                                                     ==========   ==========     =========   ===========   ==========

(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.